Exhibit 10.26

THE WINNERS APPAREL LTD.

CANADIAN EXECUTIVE SAVINGS PLAN

(Effective November 1, 1999)

SECTION 1 – ESTABLISHMENT OF THE PLAN

1.01	Effective November 1, 1999 Winners Apparel Ltd. (the “Company”) establishes the Winners Apparel Ltd. Canadian Executive Savings Plan.

SECTION 2 – DEFINITIONS

In this Plan, the following words and phrases shall have the following meaning respectively, unless a different meaning is specifically required by the context:

2.01	“Board of Directors” means the Board of Directors Winners Apparel Ltd., or any successor corporation.

2.02	“Company” means Winners Apparel Ltd. And its successors and assigns, and such Employers as may be designated by the Board of Directors from time to time and which shall adopt this Plan. Any reference in the Plan to any action to be taken, consent, approval or opinion to be given, or decision to be made shall refer to Winners Apparel Ltd. acting through its Board of Directors or any person or persons authorized by the Board of Directors for purposes of the Plan.

2.03	“Company Account” means the notional account established for the Member pursuant to Section 5.01 hereof in which Company credits are recorded.

2.04	“Continuous Service” means the service of an Executive with the Company as shown by the Company’s records, calculated from the date of last employment. Continuous Service shall include temporary suspensions of employment, periods of layoff and Company-approved leaves of absence and statutory pregnancy and parental leaves of absence under employment standards legislation, or periods while in receipt of benefits under a Company-sponsored long-term disability plan.

2.05	“Earnings” means the basic remuneration paid by the Company to an Executive while he is a Member during the Plan Year including salary, wages, commissions and payments for overtime as determined by the Company, but does not include a Member’s interest in amounts credited by the Company pursuant to this Plan, or to any other employer benefit, health, accident, or life insurance plan maintained by the Company for the benefit of such member.

2.06	“Effective date” means November 1, 1999.

2.07	“Executive” means an associate designated by the Company as an Executive for the purpose of the Plan.

2.08	“Executive Account” means the account established for a Member under the Plan into which Member contributions are made.

2.09	“Fiscal Year” means the fiscal year of the Employer.

2.10	“Member” means an Executive who has become a Member of the Plan pursuant to Section 3.01 and who continues to be entitled to benefits or rights under the Plan.

2.11	“Membership” means Continuous Service while a Member.

2.12	“Plan” means the Winners Apparel Ltd. Canadian Executive Retirement Savings Plan.

2.13	“Plan Year” means the fiscal year.

2.14	“Spouse” means a person who, on the relevant date is

(1)	married to the Member, or

(2)	cohabiting with the member in a conjugal relationship and

(a)	has so cohabited for a period of at least one year, or

(b)	is a parent of a child of whom the Member is a parent.

2.15	“Total and Permanent Disability” means a physical or mental impairment which prevents a member from engaging in any employment for which the Member is reasonably suited by virtue of education, training or experience and that can reasonably be expected to continue for the remainder of the Member’s lifetime and which is certified, in writing, by a medical doctor licensed to practice in Canada or where the member resides.

2.16	“Trust Agreement” means the agreement entered into between the Company or such person as the Company has authorized to act on its behalf and the Trustee for the purposes of administration of the Trust Fund.

2.17	“Trust Fund” means the fund established pursuant to the Trust Agreement to which contributions are made by the Member.

2.18	“Trustee” means at least three individuals, one of whom must be independent of the operations of the Company and not be a shareholder, or a trust company incorporated under the laws of Canada or of a province, provided that any such Trustee or Trustees shall be resident in Canada.

2.19	“Valuation Date” means the last day of the Plan Year and any other periodic dates established by the Company in consultation with the Trustee from time to time for the purposes of determining the market value of the investments of the Company Accounts and the Executive Accounts.

In this Plan, reference to the male gender will include the female gender unless the context requires otherwise, and words importing the singular number may be construed to extend to and include the plural member and vice versa. All section numbers refer to sections of the Plan unless explicitly stated otherwise.

SECTION 3 – MEMBERSHIP IN THE PLAN

3.01	Eligibility

Each Executive may elect to become a Member of the Plan on the first day of the month coincident with or next following the day on which the Executive is notified that he or she has been designated as an Executive by the Company.

3.02	Re-Employment After Termination

If an Executive’s Continuous Service is terminated for any reason and the Executive is later re-employed, the Execution shall, for purposes of the Plan, be regarded as a newly employed person who has not had previous service with the Company.

3.03	Enrollment

In order to become a Member of the Plan, an Executive must duly complete and file with the Company enrollment forms provided for such purposes.

3.04	Enrollment Period

An Executive must enroll in the plan within 30 days calculated from the date of eligibility; subsequent enrollment periods are only at the beginning of each fiscal quarter.

SECTION 4 – CONTRIBUTIONS AND CREDITS

4.01	Member Contribution Rate

Each Member may elect to contribute by payroll deduction a percentage of the Member’s Earnings subject to the maximum set out below:

Level	Maximum Contribution Rate
President	10% of Earnings
Senior Vice President	10% of Earnings
Vice President	10% of Earnings
Assistant Vice President	5% of Earnings
Buyer Level III	5% of Earnings

The percentage of the Member’s Earnings that the Member has elected to contribute may be changed once per fiscal quarter. The Company may in its discretion permit a higher percentage of Member Earnings to be contributed.

4.02	Tax Adjusted Member Contribution

The amount the Member contributes to the Member’s Executive Account shall equal the amount elected pursuant to Section 4.01 above (the “Pre-tax Contribution”) less any amount required under subsection 153(1) of the Income Tax Act (Canada) to be withheld by the Company with regard to the Pre-tax Contribution.

4.03	Company Credit

Each Plan Year the Company shall credit to the Member’s Company Account the following amounts:

(1)	on the completion of each fiscal quarter, an amount equal to 25% of the Member’s aggregate Pre-tax Contributions in the preceding 3 months;

(2)	in the first pay period immediately following the Board of Directors’ approval of the Management Incentive Awards for a Plan Year, provided that there has been 100% achievement of the Management Incentive Plan for Winners Apparel Ltd., an amount equal to 25% of the Member’s aggregate Pre-tax Contributions in the preceding Plan Year;

(3)	in the first pay period immediately following the Board of Directors’ approval of the Management Incentive Awards for a Plan Year, provided that the Member holds the position of President, Senior Vice President, or Vice President, an amount equal to the percentage of the Member’s Pre-tax Contributions in the preceding Plan Year in the greater of 0% and the result of the following expressed as a percentage:

(a)	the approved Management Incentive Plan Award, expressed as a percent, less 100%;

(b)	multiply (a) by 25%.

4.04	Withdrawal of Member Accounts

While a Member continues in employment with the Company, the Member may:

(1)	subject to (2), not withdraw any part of his Company Account;

(2)	make a withdrawal from his Executive Account in the instance of Financial Hardship with penalty calculated as follows:

(a)	divide the amount of the withdrawal by the amount of the Member’s Executive Account as valued on the date of withdrawal,

(b)	multiply the result of (a) by the Member’s Company Account as valued on the date of withdrawal,

(c)	the Member forfeits Company credits made to the Member’s Company Account in an amount equal to the product of (b) as of the date of withdrawal.

SECTION 5 – MEMBERS’ ACCOUNTS

5.01	Establishment of Members’ Accounts

The following complete and accurate records and account shall be kept by the Company or any person authorized by the Company to keep such records:

(1)	an Executive Account in respect of each Member showing the aggregate of all amounts each of which is a contribution made by the Member pursuant to Section 4.02 plus capital and income gains and losses thereon;

(2)	a Company Account in respect of each Member showing the aggregate of all amounts credited by the Employer pursuant to Section 4.03 plus credited capital and income gains and losses thereon;

(3)	such other sub-accounts as may be necessary for the purposes of the Plan.

5.02	Allocation to the Member’s Accounts

(1)	The contributions made by the Member under Section 4.02 shall be deposited in the Executive Account upon receipt of the contribution by the Trustee.

(2)	Realized capital and income gains or losses of the Executive Account shall be allocated as earned to the Executive Account. Such allocation shall be made in accordance with the terms of the Trust Agreement and any related funding arrangements.

(3)	Unrealized capital and income gains or losses of the Executive Account shall be allocated as earned to the Executive Account. Such allocation shall be made in accordance with the terms of the Trust Agreement and any related funding arrangements.

(4)	The amounts credited by the Employer under Section 4.03 shall be credited to the Company Account.

(5)	Notional realized and unrealized capital and income gains or losses of the Company Account shall be allocated as earned to the Company Account. Such allocation shall be made in accordance with the terms of the funding arrangements that are the basis of such notional realized and unrealized capital and income gains or losses.

5.03	Tax Liability With Respect to Member Accounts

(1)	For the purposes of the Income Tax Act, a Member shall be liable for income tax on any amount paid to the Member from the Member’s Company Account plus any amount allocated to the Member’s Executive Account pursuant to Subsection 5.02(2).

(2)	Notwithstanding any other provision in the Plan, a Member may elect to receive cash in an amount equal to all or part of the income tax liability with regard to any amount allocated to the Member pursuant to Subsection 5.02(2). Such election shall be filed with the Company on or before April 1 of the Plan year following the Plan Year with regard to which the allocation was made.

5.04	Value of Member’s Accounts

The value of a Member’s Accounts as of any date shall be equal to the aggregate of all allocations made in respect of such Member pursuant to the terms of the Plan up to and including the Valuation Date coincident with or immediately preceding such date, after making allowances for any distributions which have previously been made from such Accounts pursuant to Section 5.03(2) or Section 8.

SECTION 6 – INVESTMENT OF ACCOUNTS

6.01 (1)	The Member’s Executive Account held by the Trustee shall be invested in one or more of the investment options available under the Plan as determined by the Company in its discretion. From time to time, the Company shall provide each Member with information regarding the investment options then available.

(2)	The Member may elect from time to time, from the available investment options, the investment options in which the Executive Account shall be placed.

(3)	The Member’s Company Account shall be notionally invested in one or more of the investment options available under the Plan as determined by the Company in its discretion. From time to time, the Company shall provide each Member with information regarding the notional investment options then available.

(4)	The Member may elect from time to time, from the available notional investment options, the notional investment options into which the Company Account shall be placed.

(5)	Neither the Company nor any of its agents shall be responsible for the performance of the investments or notional investments described herein.

(6)	Regardless of any advice or recommendations that may be given to the Member by the Company, the Member shall be solely responsible for his or her investment decisions and any investment gains or losses attributable thereto.

(7)	Each Member shall receive a statement setting out the balances and earnings in his or her Accounts at least annually.

SECTION 7 – VESTING OF MEMBER’S ACCOUNTS

7.01	Termination Prior to Vesting

(1)	If a Member’s Continuous Service terminates prior to the completion of five years of Membership, for any reason other than retirement, death, or termination of the Plan all amounts credited to the Member’s Company Account including any earnings or allocations made pursuant to Subsection 5.02(5) shall be forfeited by the Member.

(2)	If a Member’s Continuous Service terminated after the completion of five years of Membership, but prior to the completion of ten years of Membership, for any reason other than retirement, death, or termination of the Plan, 50% of amounts credited to the Member’s Company Account including any earnings or allocation made pursuant to Subsection 5.02(5) shall be forfeited by the Member and the remaining amount shall continue to be notionally invested pursuant to Subsection 5.02(5) until the attainment of age 55.

(3)	If the Member’s Continuous Service terminates for any reason other than retirement, death, or termination of the Plan, after the completion of ten years of Membership, and prior to the attainment of age 55, all amounts allocated to the Member’s Company Account, shall continue to be notionally invested pursuant to Subsection 5.02(5) until the attainment of age 55.

7.02	Retirement, Death or Termination Following Vesting

(1)	All amounts allocated to the Member’s Company Account, including any earnings allocation made pursuant to Subsection 5.02(5) hereof, shall vest irrevocably in the Member upon termination of his Continuous Service as a result of the Member’s death, retirement after attainment of age 55, retirement due to Total and Permanent Disability, or termination of the Plan and shall be paid to the Member, or the Member’s Beneficiary if the Member has died, in accordance with Section 8 or 9 as is applicable.

(2)	If the Member’s Continuous Service terminates before the age of 55 for any reason, other than death, retirement due to Total and Permanent Disability or termination of the Plan, all amounts allocated to the Member’s Company Account, pursuant to Subsection 7.01(2) and (3), shall vest irrevocably in the Member upon the attainment of age 55 and shall be paid in accordance with Subsection 7.02(1).

7.03	Member’s Executive Account

Notwithstanding any other provision in the Plan a Member’s Executive Account shall at all times be irrevocably vested in the Member.

SECTION 8 – RETIREMENT BENEFIT

8.01	Form of Retirement Benefit Payment

Pursuant to Section 7.02(1), the Member may elect to receive the balance in the Member’s Company Accounts as:

(1)	a lump sum; or

(2)	through 10 or fewer annual installments payable on a declining balance basis from the day on which the amount became payable calculated as follows:

(a)	the value of Member’s Company Accounts at the date the installment is paid, multiplied by

(b)	one divided by the result of the number of installments elected minus the number of installments paid.

All of such lump sum or installment payment(s) may be subject to income tax, which shall be withheld by the Company or the Trustee at the applicable rate required by the Income Tax Act. Notice of such election must be filed by the Member with the Company on or before the first day of the month preceding the month in which the Member retires unless the Company agrees to accept such election at a later date.

8.02	Value of Member’s Accounts

When a Member or Beneficiary becomes entitled to receive a payment from the Plan pursuant to Section 8.01, the Trustee shall determine the Member’s interest in the Plan based on the value of the Member’s Accounts on the Valuation Date coincident with or immediately preceding the date of payment.

8.03	Member’s Executive Account

A Member, or the Member’s Beneficiary if the Member dies, may withdraw any amount from the Member’s Executive Account at any time after the Member attains age 55, dies, or retires due to Total and Permanent Disability, provided that all amounts allocated to the Member’s Executive Account shall be paid to the Member, or the Member’s Beneficiary, within 10 years of the date on which the Member attains age 55.

SECTION 9 – BENEFICIARY

9.01	Designation of Beneficiary

A Member may, by written notice filed with the Trustee, designate a Beneficiary to receive the benefits which may be payable to a Beneficiary under the Plan on the Member’s death, or alter or revoke any such designation from time to time, subject always to the provisions of any law governing designation of beneficiaries from time to time in force which may apply to such Member. Such written notice shall be in such form and executed in such manner as the Company in its discretion may from time to time determine. In the absence of an effective designation of a Beneficiary, the benefits payable under the Plan on the death of a Member shall be paid in a lump sum to the Member’s estate.

9.02	Payment before Commencement

The Member’s Executive Account and the Member’s Company Account shall, in the event of the Member’s death prior to commencement of payment under Section 8, be payable to the Member’s Beneficiary no later than 90 days following the day on which the member’s death occurs, provided that proper proof of death has been filed with the Company.

9.03	Payment After Benefit Commencement

If the Member’s death occurs after commencement of payment under Subsection 8.01(2), payment of any benefits due to his Beneficiary or estate shall be in accordance with the form of payment elected by the Member provided that proper proof of death has been filled with the Company.

If, following the death of a Beneficiary who was in receipt of installment payments under the Plan, there should be installment payments outstanding, the commuted value of such outstanding payments shall be paid in a lump sum to the Beneficiary’s estate within 90 days after the Beneficiary’s death, provided that proper proof of death has been filed with the Company.

SECTION 10 – TRUST FUND

10.01	Trust Fund

The Company has established and will maintain during the term of this Plan, a Trust Fund for the purpose of receiving the Member’s contributions to the Plan and allocating such contributions and investment earnings thereon to the Member’s Executive Account. The Trust Fund shall be administered and invested by the Trustee in accordance with the terms of the Trust Agreement and in compliance with the Income Tax Act (Canada). The Company shall have the sole right to select the Trustee (and to appoint a successor Trustee) and to determine the form and terms of the Trust Agreement.

SECTION 11 – ADMINISTRATION

11.01	General

The Plan shall be administered by the Company. The Company may delegate such matters as it deems appropriate to the Trustee, the investment manager, or another agent. However, the Company shall, for purposes of the Plan, determine all questions relating to the interpretation of the Plan and the eligibility, Membership, Earnings, retirement and the amount of contributions in respect of each Member.

The Trustee, with the consent of the Company, may enact rules and regulations relating to the administration of the Plan that are necessary to carry out properly the terms of the Plan and may, with the consent of the Company, amend such rules and regulations from time to time. Such rules and regulations shall not conflict with any provision of this Plan.

11.02	Records

The Company shall maintain an Executive and Company Account for each Member showing the amounts standing to the Member’s credit in the Plan and shall keep or cause to be kept such records as may be necessary or appropriate in the discharge of its duties hereunder. Wherever the records of the Company are used for the purposes of the Plan, such records shall be conclusive of the facts with which they are concerned.

11.03	Information to Participants

The Company shall provide to each new Member information in writing regarding the Member’s rights and duties under the Plan. The Company shall also issue or cause to be issued to each Member a statement, on a quarterly basis or any other frequency as agreed upon by the Company and the Trustee, showing the Member’s up-to-date position in the Plan.

11.04	Expenses

All expenses incurred in the operation, investment and administration of the Trust Fund shall be payable from the Trust Fund unless such expenses are paid directly by the Company.

11.05	No Diversion of Assets

In no event shall the principal or income of the Trust Fund be paid or revert to the Employer or be diverted for purposes other than as prescribed by the provisions of the Plan.

SECTION 12 – GENERAL PROVISIONS

12.01	No Enlargement of Employment Rights

Membership in this Plan shall not confer on any Members any rights which they did not otherwise possess as employees, except to such benefits that they shall have specifically accrued under the terms of the Plan.

12.02	Assignment of Benefits

Subject to the provisions herein set forth and any legal requirements to the contrary, none of the benefits, payments, proceeds, allocations, claims or rights of any Member or Beneficiary hereunder shall be subject to any claim of any creditor of such Member or Beneficiary, nor shall the same be subject to surrender, attachment or garnishment or other legal process by any creditor of any Member, nor shall any member or Beneficiary have the right to alienate, anticipate, commute, pledge, encumber, surrender or assign any of the benefits, payments, proceeds, allocations claims or rights to which he is entitled, continently or otherwise, under the Plan.

12.03	Payment to Incompetents

If the Company receives evidence satisfactory to it that a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid receipt therefor, or is a minor, payment shall be made to the duly appointed guardian, committee or representative of such Member or person and the release of such person shall be a valid and complete discharge of the liabilities of the Plan therefor.

12.04	Delegation of Authority by the Company

Whenever the Company under the terms of this Plan is permitted or required to do or perform any act, it shall be done or performed by any officer duly authorized by the Board of Directors.

12.05	Limitation of Liability: Legal Actions

Except for its or their willful misconduct, gross neglect or fraud, neither the Company nor the Trustee shall be in any way subject to any legal liability to any Member or Beneficiary or anyone claiming under him, for any cause or reason or thing whatsoever, in connection with this Plan and the Trust Fund.

12.06	Severability

If any provision of the Plan is held to be invalid or unenforceable by a court of competent jurisdiction, its invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included therein.

12.07	Successors and Assigns

This Plan shall be binding upon the successors and assigns of the Company and the Trustee and upon the heirs, executors, administrators, beneficiaries and assigns of the individual Members hereunder.

12.08	Construction

The Plan shall be governed, construed and administered in accordance with the laws of the Province of Ontario.

SECTION 13 – AMENDMENT AND TERMINATION

13.01	Amendment

The Company shall have the right at any time, and from time to time, to amend, in whole or in part, any or all of the provision of the Plan.

No amendment shall operate to reduce the benefits which have accrued to any Member or other person entitled to benefits under the Plan prior to the date of such amendment. Notification and an explanation of each amendment shall be given to the Member by the Trustee.

13.02	Termination of Plan by the Company

The Company expects and intends to maintain the Plan in force indefinitely but necessarily reserves the right to terminate the Plan, at any time or times.

In the event the Plan is terminated, all allocations made to the Members’ Company Accounts shall become irrevocably vested for the benefit of each Member and shall be paid to each Member or his Beneficiary according to the terms of the Plan.

The expenses of terminating and liquidating the trust, unless paid by the Company, shall constitute a lien against the Trust Fund.

13.03	Wind-Up or Bankruptcy of the Company

In the event the Company shall have been wound-up or declared bankrupt, or in the event of the dissolution or liquidation, merger, consolidation, reorganization or sale of assets of the Company without provision for continuing this Plan, the Plan shall terminate and the provisions of Section 12.02 shall apply.

CERTIFIED to be true and correct copy of a Resolution adopted by the Board of Directors of Winners Apparel Ltd. as on the 1st day of November 1999.

/s/ David Margolis
President, Winners Apparel Ltd.	David Margolis

/s/ Michael MacMillan
Senior Vice President of Finance, Systems and Distribution	Michael MacMillan